Exhibit 5.1

[Letterhead of Hogan Lovells US LLP]

January 26, 2015

Board of Directors

The Advisory Board Company

2445 M Street, NW

Washington, D.C. 20037

Ladies and Gentlemen:

We are acting as counsel to The Advisory Board Company, a Delaware corporation (the “Company”), in connection with the public offering of (i) 3,650,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), by the Company (the “Company Common Stock”), and (ii) 1,755,000 shares of Common Stock by Royall Holdings, LLC, a Delaware limited liability company, as selling stockholder (the “Selling Stockholder”) (including 705,000 shares of Common Stock being purchased from the Selling Stockholder by the underwriters of such public offering pursuant to their option to purchase such shares of Common Stock) (the “Selling Stockholder Common Stock,” and together with the Company Common Stock, the “Shares”). The offering of the Shares by the Company and the Selling Stockholder is being made pursuant to a prospectus supplement dated January 21, 2015 to the prospectus dated January 20, 2015 (such documents together, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-201608) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Board of Directors	2	January 26, 2015
The Advisory Board Company

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	following (i) issuance of the Company Common Stock pursuant to the terms of the Underwriting Agreement dated January 21, 2015 among the Company, the Selling Stockholder and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed on Schedule 1 thereto, and (ii) receipt by the Company pursuant thereto of the consideration for the Company Common Stock specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors, the Company Common Stock will be validly issued, fully paid and nonassessable; and

(b)	the Selling Stockholder Common Stock is validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP